Collaborative Agreement on Developing Fudan Bilingual International Business Training Course Project

Cooperative Parts:

Part A: Fudan University Online Education College

Part B: Shanghai Broadband Networks Inc.

Part A: Fudon Online Education College was established in 2000 which is one of the youngest institutes. Its goal is to cultivate high level qualified talent for this society. Based on its abundant teaching resources, advanced management and its teaching tenet - high starting point, high standard and high scale, Fudan is trying to be one of the most influential online education colleges with the 5 years.

Part B: Shanghai Broadband Networks Inc.

Asia Broadband Inc. (ASAB) is a company incorporated in Nevada with its headquarters in Atlanta. The major business of ASAB is: broadband technology and product: online education. Shanghai Broadband Network Inc. is a Sino-US joint venture which is 75% owned and controlled by Asia Broadband Inc. It was registered in Shanghai Pudong Zhangjiang High Tech Park in 2000. Its Chinese shareholders include The Technical Center of Shanghai Information Authority and SIT Enterprise Development Co. Ltd. The goal of Shanghai Broadband is to be a leading player in the e-learning and online education and related offline classroom education services sector in China. The online education contents include non-degree, operate degree and master degree education. Currently, SBN has cooperated) with several European and American famous education organization via ASAB and introduced advanced online teaching contents into China. And it's being popularized by Chinese relevant education organization.

An Agreement in Principle - Collaboratively Developing Online Education Projects was signed by both parts on August 2nd, 2002. Based on this agreement in principle, the following cooperative agreement on developing Fudan Bilingual International Business Training Course Project has been reached:

1. Project contents:

A. Course origin:

The course is provided by Part B. Part B is responsible for providing legal documents regarding Intelligent Property Right, copyright and usufruct. Course has been optimized and is. based on the undergraduate courses of International Business from Open Learning Foundation. Part A is responsible for selecting and assembling the courses.

B. Training course contents:

1. Business Idioms from Silicon Valley Business Writing

2. Business Functions

3. Business Skills

4. International Business Strategy

5. Business Decision Analysis

6. Principles of Human Resource Management

7. Marketing

Above courses are all Business courses except course # I is English course. Part B can translate the curriculums into Chinese if requested by Part A.

C. Recommended School System This training course can have 4 classes:

- One year class

Student to study full 7 courses

Term 1: Course 1 - 3

Term 2: Course 4 - 7

- Half year class 1

Student to study the 1st term courses of one year class 1 - 3

- Half year class 2

Student to study the 2nd term courses of one year class 4 - 7

- Half year class 3

Student to study the following 4 specified courses:

Business Idioms from Silicon Valley Business Writing

Marketing

Business Decision Analysis

International Business Strategy

School system will be confirmed ultimately by both parts in the implementing detailed rules based on market and student source circumstances.

D. Recommended classroom teaching time:

Business Idioms from Silicon Valley Business Writing: 48 hours (4 times a week, 2 hours each time, total 6 weeks).

Business courses: 60 hours per course (2 times per week, 3 hours each time, total 10 weeks, 2 courses at the same time.

E. Training nature:

Non-degree education. Part A will award corresponding credit to the student who finish the course and pass the exam.

F. Teaching mode:

Classroom centralized training + online self-study, tutoring + (lecture, visiting, field survey), lectures from 2 - 3 managers or enterprisers of noted companies very term.

G. Students recruitment plan

50 students per class per term

H. Potential student

High school graduate, current undergraduate student (non-management major), Supervisors, Managers and senior white-collars from state-own enterprises, join-venture enterprises and individual enterprises.

1. Tuitions (interim)

One year class:	16,000 RMB
Half year class 1:	8,000 RMB
Half year class 2:	8,500 RMB

Extra charges for text books.

J. Certificate issuance

Student will be awarded a diploma certificate in International Business Administration issued by Fudan Online Education College.

K. Teachers

Teachers from Fudan University, in principle each course has one teacher and one teaching assistant. However, teachers are appointed based on the requirement of the courses.

2. Project starting time

The project will be started within 2 weeks after this agreement is signed. It's planned to be launched in the 2nd half of 2002 or at the beginning of 2003.

3. Obligations and Responsibilities

Part A:

1) Including basic establishment construction i.e. classroom, electro-education instrument etc.

2) School setup: courseware auditing, optimizing, staff responsible for localizing recommended courseware.

3) Providing partial course content

4) Propagandizing, student recruiting

5) Material printing, publishing

6) Teachers

7) Certification issuance

8) Project ratified process

9) Other relevant work Part A is responsible for.

Part B:

1) Providing course contents (books, CD, online education etc.), providing legal documents regarding Intelligent Property Right, copyright and usufruct.

2) Settle any problem concerning courseware copyright and usufruct to ensure no legal dispute occurred during cooperation.

3) Content localization including translating the original contents into Chinese.

4) Specialty setup, courseware auditing and optimizing.

5) Liaison with other universities and education organizations abroad.

6) Project ratified process

7) Other relevant work Part A is responsible for.

Part A and part B should both provide all the original copies of legal documents to certify the items they are responsible for. A second copy of those legal documents will have to be added as an appendix in this agreement.

4. Project dividend:

Both parts according to respective responsibility duty, provide own visible and the intangible asset, cooperates the school way, carries on dividend according to the reciprocal benefit principle. Its income divides into the way to be as follows, project propaganda, the advertizing cost undertakes together by both parts, after the gross income subtracts the propaganda, the advertising cost takes this project the total gross income.

Part A: Gathers the total gross income 65%

Part B: Gathers the total gross income 35%

5. Term of validity

This agreement become effective from the date of signing, the term of validity is for year. After a year, both parts will carry on the suitable revision or the separate evaluation correlation cooperation agreement according to the project cooperation and the implementation situation to this agreement.

6. Responsibility of Breaching of Contract and Dispute Solution

1) If the agreement cannot be implemented or cannot be completely implemented because any of the parts breaches the agreement, the other part has the authority to terminate the contract.

2) The obeying part has the authority to request for compensation from the breaching part if the breaching part makes obeying part's interest damaged or directly results the economy loss to the obeying part.

3) All disputes related to this agreement should be solved via discussion first. If the problem cannot be solved within 60 days, either part can lodge a complaint to Shanghai Pudong New District People's court.

7. Other issues

1) Any part once to or possibly had to disclose this contract to other source concerned respective service, the financial condition, the company organization and the personnel material (including Written and non-written, obtained material in public situation to be an exception), the material accepted part is to keep secret and not to disclose the above material to any person.

2) If the written agreement is not obtained under this agreement, any part cannot announce or disclosure cooperation project content to the public, or declare the cooperation. If violates the above situation, the part who breaks the contract should make the compensation to the other part.

3) This agreement has duplicate with the some force adeffect, each part has one copy.

4) It goes into effect when it's signed and seated by both parts. Any not completely matters concerned, consult together by both sides, the additional regulations will be made as the inalienable part of this agreement.

Part A: Fudan Online Education Institute

Authorized representative: Zhong Xu

Address:

Part B: Shanghai Broadband Network Inc.

Authorized representative: Yuguo Zhang

Address: